News Release

Contacts:		Exhibit 99.1
Media	Investor Relations
Robert C. Ferris	Nicholas Noviello
(973) 455-3388	(973) 455-2222
rob.ferris@honeywell.com	nicholas.noviello@honeywell.com

HONEYWELL REACHES AGREEMENT TO SELL SECURITY
PRINTING SERVICES TO M&F WORLDWIDE FOR $800 MILLION

Proceeds from Sale of Non-Core Novar Businesses In-Line with Prior Expectations

MORRIS TOWNSHIP, N.J., October 31, 2005 -- Honeywell (NYSE: HON) announced today that it has reached a definitive agreement to sell Clarke American, its Security Printing Services (SPS) business, to M&F Worldwide Corp. for $800 million in cash. Under the agreement, M&F Worldwide will acquire all of the stock of Novar USA Inc., the parent company of the SPS business operated by Clarke American and related companies, including Checks in the Mail, B2Direct, and Alcott Routon.

SPS is the second of two non-core businesses that were part of the Novar acquisition to be sold by Honeywell. Last month, Honeywell announced a definitive agreement to sell the other non-core business, Indalex Aluminum Solutions (IAS). Both transactions are expected to close following regulatory review and the satisfaction of other customary conditions.

“The final step of the Novar acquisition will be complete upon the sale of SPS and IAS and proceeds are expected to be in line with our previously stated expectations,” said Dave Cote, Honeywell Chairman and CEO. “The integration of the core Novar Intelligent Building Systems (IBS) into our Automation and Control Solutions (ACS) business continues to progress smoothly and performance has been terrific. In the third quarter, Novar IBS contributed more than $300 million in sales to ACS.”

“The Novar transaction, from its inception through integration and divestiture activities, shows that our new acquisition process has a strong execution focus and is a successful component of Honeywell’s growth strategy.”

- MORE -

SPS/IAS SALE - 2

Honeywell completed its acquisition of Novar plc, which included IBS, SPS and IAS, on March 31, 2005. At that time, Honeywell announced its plans to divest both IAS and SPS within a year.

SPS is a leading provider of check and check-related products and services and of direct marketing services to financial institutions, businesses and consumers in the United States.  M&F Worldwide Corp. is a holding company that, through its wholly owned subsidiary, Mafco Worldwide Corporation, produces licorice extracts and a variety of natural botanical products.

Honeywell International is a $26 billion diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes and industry; automotive products; turbochargers; and specialty materials. Based in Morris Township, N.J., Honeywell’s shares are traded on the New York, London, Chicago and Pacific Stock Exchanges. It is one of the 30 stocks that make up the Dow Jones Industrial Average and is also a component of the Standard & Poor's 500 Index. For additional information, please visit www.honeywell.com.

This release contains forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934, including statements about future business operations, financial performance and market conditions. Such forward-looking statements involve risks and uncertainties inherent in business forecasts as further described in our filings under the Securities Exchange Act.

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